                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-36200

PROSPECTUS SUPPLEMENT DATED MARCH 6, 2001
(TO PROSPECTUS DATED MAY 19, 2000)

                                4,853,115 SHARES

                             HA-LO INDUSTRIES, INC.

                                  COMMON STOCK

                          ($0.001 PAR VALUE PER SHARE)

     The table on page 20 of this Prospectus under the heading "Selling Shareholders" is amended to (i) delete all references in the table to Coventry Partners Family Limited Partnership and to replace such references with the information contained in the table below, and (ii) identify an additional selling shareholder, listed in the table below, which received shares of Common Stock covered by this Prospectus as a gift, contribution or donation from Coventry Partners Family Limited Partnership. Information about other selling shareholders and a footnote regarding Coventry Partners Family Limited Partnership are found on pages 20 through 22 of this Prospectus under the heading "Selling Shareholders" and are not being amended by this Prospectus Supplement.


                                                        BENEFICIAL OWNERSHIP      SHARES TO      BENEFICIAL OWNERSHIP
                                                          PRIOR TO OFFERING       BE OFFERED        AFTER OFFERING
                                                       ------------------------   ----------     ---------------------
                SELLING SHAREHOLDERS                   SHARES(1)     PERCENTAGE                  SHARES     PERCENTAGE
                --------------------                   ---------     ----------                  ------     ----------
Coventry Partners Family Limited Partnership.....     5,613,636(18)     8.7%        1,399,659    4,213,977     6.6%
DNC Services Corp................................             5,000      *              5,000            0       -

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* Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from the Company within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


(18) Includes 533,458 shares of common stock issuable upon the conversion of convertible preferred stock.